                                                                    Exhibit 99.1

MB SOFTWARE CORPORATION ANNOUNCES MERGER

ARLINGTON, Texas, Aug 20, 2004 (BUSINESS WIRE) -- MB Software Corporation [MBSB], announced today that the Company has consummated the acquisition of Wound Care Innovations, LLC in exchange for an aggregate of 8,257,303 shares of the Company's common stock.

Wound Care Innovations, LLC is the worldwide distributor of CellerateRx(TM) products, advanced collagen-based wound care products featuring a patented molecular form of collagen. These FDA approved products are marketed and distributed by Wound Care Innovations exclusively in the domestic medical, retail, government and first aid human use wound care markets, as well as most international territories.

Mr. Scott Haire, the Company's President and CEO, states, "We are very excited about the capabilities of these products, the patented science behind them, and the strong business case they provide to healthcare providers currently facing deep financial losses on wound-related cases. Collagen's use in wound care is not new, but the proprietary molecular form found in CellerateRx brings collagen's benefit to the wound site faster, is completely biocompatible, and its performance has already garnered us customers from among the best known names in hospitals, long term care, home care, and wound care centers.

"We believe that the acquisition of Wound Care Innovations, together with the Company's implementation of the recently acquired Veriscrip(TM) technologies furthers the Company's near and long term objectives of capitalizing on emerging trends in the healthcare market sector, by providing solutions that exceed our customers expectations in the areas of product performance and reduced costs."

Wound Care Innovations also holds an option to purchase the patent upon which Wound Care Innovations' products are based.


About MB Software Corporation:

MB Software Corporation [MBSB] with its corporate headquarters based in Arlington, Texas, offers products and services to the healthcare industry that are designed to arrest exponentially increasing costs currently experienced by the healthcare professional and regulatory agencies. MB Software Corporation plans continued aggressive marketing of its products throughout the United States, while pursuing timely avenues of financing that permit expansion of future marketing endeavors, and in support of appropriate operational requirements that allow for building requisite inventory levels to accommodate the Company's increasing customer base.

This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks and uncertainties detailed in the Company's SEC filings. The Company undertakes not obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.